                                                                   Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

        We have issued our report dated January 17, 1996 accompanying the consolidated financial statements of JeffBanks, Inc. (formerly named State Bancshares, Inc.) and Subsidiaries appearing in the 1995 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 1995 which are incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
January 17, 1997